UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 24, 2004

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-6523

(Commission File Number)

56-0906609

(IRS Employer Identification No.)

100 North Tryon Street

Charlotte, North Carolina

(Address of principal executive offices)

28255

(Zip Code)

704.386.8486

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

Bank of America Corporation announced today that Eugene M. McQuade is resigning as President and a director of the company, effective June 30, 2004. A copy of the related press release is attached as Exhibit 99.1 hereto.

As previously disclosed in the joint proxy statement-prospectus relating to the FleetBoston merger, Mr. McQuade had entered into an employment agreement with FleetBoston prior to the merger. Under this pre-existing agreement, as of the April 1, 2004 closing of the merger, Mr. McQuade was entitled to receive cash severance of $7,850,000 upon his departure. As previously disclosed, this amount was converted into a combination of (i) deferred cash in the amount of $3,925,000 as of April 1, 2004, adjusted monthly for interest at the prior month’s one year constant treasury maturity rate and (ii) 48,178 restricted stock units awarded as of April 1, 2004 to be settled in shares of Bank of America common stock following his June 30 resignation date. Further under this pre-existing agreement, he is entitled to receive approximately $4,659,000, representing three years of additional age and service credit under FleetBoston’s tax-qualified and supplemental defined benefit retirement plans and three years of employer contributions under FleetBoston’s tax-qualified and supplemental defined contribution retirement plans. He is also entitled to three years of continued welfare benefit coverage.

Also as disclosed in the joint proxy statement-prospectus, Mr. McQuade entered into an employment agreement with Bank of America effective upon the closing of the merger. Pursuant to this agreement, he will be entitled to receive $2,000,000 as a pro rata annual bonus for his services through June 30, 2004, and $10,500,000 as an amount equal to two times the sum of his base salary and highest annual bonus in the last three years. To ensure a smooth transition of Mr. McQuade’s duties, the company will also provide him an office and administrative support through December 31, 2004.

The joint proxy statement-prospectus also described the company’s obligation under both the pre-existing agreement with FleetBoston and the employment agreement with Bank of America to make an additional payment to Mr. McQuade if any of the benefits received under the agreements are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code. The additional payment is intended to restore Mr. McQuade to the after-tax position that he would have been in if the excise tax had not been imposed.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)	Exhibits.

The following exhibit is filed herewith:

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press Release dated May 24, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

By:	/s/ Jacqueline Jarvis Jones
Jacqueline Jarvis Jones
Assistant General Counsel

Dated: May 24, 2004

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press Release dated May 24, 2004.